Exhibit 99.1

Tesla Q1 2018 Vehicle Production and Deliveries

Q1 production totaled 34,494 vehicles, a 40% increase from Q4 and by far the most productive quarter in Tesla history. 24,728 were Model S and Model X, and 9,766 were Model 3. The Model 3 output increased exponentially, representing a fourfold increase over last quarter. This is the fastest growth of any automotive company in the modern era. If this rate of growth continues, it will exceed even that of Ford and the Model T.

We were able to double the weekly Model 3 production rate during the quarter by rapidly addressing production and supply chain bottlenecks, including several short factory shutdowns to upgrade equipment.

In the past seven days, Tesla produced 2,020 Model 3 vehicles. In the next seven days, we expect to produce 2,000 Model S and X vehicles and 2,000 Model 3 vehicles. It is a testament to the ability of the Tesla production team that Model 3 volume now exceeds Model S and Model X combined. What took our team five years for S/X, took only nine months for Model 3.

Given the progress made thus far and upcoming actions for further capacity improvement, we expect that the Model 3 production rate will climb rapidly through Q2. Tesla continues to target a production rate of approximately 5,000 units per week in about three months, laying the groundwork for Q3 to have the long-sought ideal combination of high volume, good gross margin and strong positive operating cash flow. As a result, Tesla does not require an equity or debt raise this year, apart from standard credit lines.

Q1 deliveries totaled 29,980 vehicles, of which 11,730 were Model S, 10,070 were Model X, and 8,180 were Model 3. Net orders for Model S and X were at an all-time Q1 record, and demand remains very strong. Model S and X customer vehicles in transit were high. 4,060 Model S and X vehicles were in transit to customers at the end of Q1, which was 68% higher than at the end of Q4 2017. An additional 2,040 Model 3 vehicles were also in transit to customers. These vehicles will be delivered in early Q2 2018, which keeps us on track for our full-year 2018 Model S and X delivery guidance.

Finally, we would like to share two additional points about Model 3:

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The quality of Model 3 coming out of production is at the highest level we have seen across all our products. This is reflected in the overwhelming delight experienced by our customers with their Model 3’s. Our initial customer satisfaction score for Model 3 quality is above 93%, which is the highest score in Tesla’s history.

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Net Model 3 reservations remained stable through Q1. The reasons for order cancellation are almost entirely due to delays in production in general and delays in availability of certain planned options, particularly dual motor AWD and the smaller battery pack. As described above, owner happiness with the product is extremely high.

We would like to thank our customers, suppliers and investors for their continued patience and belief in Tesla.

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Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding future production and delivery of Model S, Model X and Model 3 and expected gross margin and cash flow results, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.